Exhibit 10.5

Execution Version

COPYRIGHT SECURITY AGREEMENT

Copyright Security Agreement, dated as of August 5, 2020, by SeaWorld Parks & Entertainment, Inc., a Delaware corporation, Sea World LLC, a Delaware limited liability company and SeaWorld Parks & Entertainment LLC, a Delaware limited liability company (each, a “Grantor” and collectively, the “Grantors”), in favor of Wilmington Trust, National Association, in its capacity as collateral agent pursuant to the Indenture (in such capacity, the “Collateral Agent”).

WITNESSETH:

WHEREAS, the Grantors are party to a Second Lien Security Agreement dated as of August 5, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Grantors are required to execute and deliver this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Indenture, each Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1.Defined Terms.  Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2.Grant of Security Interest in Copyright Collateral.  Each Grantor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Article 9 Collateral (excluding any Excluded Assets) of such Grantor:

(a)Copyrights and exclusive Copyright Licenses of the Grantor, including, without limitation, those listed on Schedule I attached hereto (hereinafter, the “Copyright Collateral”).

SECTION 3.The Security Agreement.  The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Security Agreement.  In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Collateral Agent shall otherwise determine.

SECTION 4.Termination.  Upon termination of the Security Agreement in accordance with Section 6.12 thereof, the Collateral Agent shall, at the expense of the Grantors, execute, acknowledge, and deliver to the Grantors an instrument in writing in recordable form releasing the lien on and security interest in the Copyright Collateral under this Copyright Security Agreement and any other documents required to evidence the termination of the Collateral Agent’s interest in the Copyright Collateral.

SECTION 5.Counterparts.  This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts.

[Signature Pages Follow]

SEAWORLD PARKS & ENTERTAINMENT, INC.

SEA WORLD LLC

SEAWORLD PARKS & ENTERTAINMENT LLC

By:/s/ Harold J. Herman
Name: Harold J. Herman
Title: Assistant Secretary

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent

By:/s/ Jane Schweiger
Name: Jane Schweiger
Title:   Vice President